Exhibit 10.i
HUBBELL INCORPORATED
AMENDED AND RESTATED
RETIREMENT PLAN FOR DIRECTORS
As Amended and Restated Effective as of January 1, 2005

HUBBELL INCORPORATED
RETIREMENT PLAN FOR DIRECTORS

ARTICLE I.
PURPOSE
     1.1 The purpose of this Plan is to provide retirement benefits to Directors of Hubbell Incorporated (the “Company”) who meet the eligibility requirements of the Plan.
ARTICLE II.
DEFINITIONS
     2.1 “Base Retainer” means the regular active service annual retainer in effect during the calendar year immediately preceding the year in which a Director retires from the Board of Directors, but in no event more than $40,000.
     2.2 “Board of Directors” means the Board of Directors of Hubbell Incorporated.
     2.3 “Change of Control” means the first to occur of any one of the following:
          (a) Continuing Directors during any 12 month period no longer constitute a majority of the Directors;
          (b) Any person or persons acting as a group (within the meaning of Treas. Reg. §1.409A-3(i)(5)(vi)(D)), acquires (or has acquired within the 12 month period ending on the date of the last acquisition by such person or persons) directly or indirectly, thirty percent (30%) or more of the voting power of the then outstanding securities of the Company entitled to vote for the election of the Company’s directors; provided that this Section 2.1(b) shall not apply with respect to any acquisition of securities by (i) the trust under a Trust Indenture dated September 2, 1957 made by Louie E. Roche, (ii) the trust under a Trust Indenture dated August 23, 1957 made by Harvey Hubbell, and (iii) any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) maintained by the Company or any affiliate of the Company;
          (c) Any person or persons acting as a group (within the meaning of Treas. Reg. §1.409A-3(i)(5)(v)(B)), acquires ownership (including any previously owned securities) of more than fifty percent (50%) of either (i) the voting power value of the then outstanding securities of the Company entitled to vote for the election of the Company’s directors or (ii) the fair market value of the Company; provided that this Section 2.1(c) shall not apply with respect to any acquisition of securities by (i) the trust under a Trust Indenture dated September 2, 1957 made by Louie E. Roche, (ii) the trust under a Trust Indenture dated August 23, 1957 made by Harvey Hubbell, and (iii) any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) maintained by the Company or any affiliate of the Company; or
          (d) A sale of substantially all of the Company’s assets.
     Provided, that the transaction or event described in subsection (a), (b), (c) or (d) constitutes a “change in control event,” as defined in Treas. Reg. §1.409A-3(i)(5).

     2.4 “Chairman Retainer” means the retainer in effect for service as the Chairman of any committee of the Board of Directors during the calendar year immediately preceding the year in which a Director retires from the Board of Directors, but in no event more than $3,000.
     2.5 “Code” means the Internal Revenue Code of 1986, as amended.
     2.6 “Committee Chairman” means an Eligible Director who for at least one year of any of the ten years immediately preceding his retirement from the Board of Directors was the Chairman of any committee of the Board of Directors.
     2.7 “Company” means Hubbell Incorporated.
     2.8 “Compensation Committee” means the Compensation Committee of the Board of Directors.
     2.9 “Continuing Director” shall mean any individual who is a member of the Company’s Board of Directors on December 9, 1986 or was designated (before such person’s initial election as a Director) as a Continuing Director by 2/3 of the then Continuing Directors.
     2.10“Director” means a member of the Board of Directors who was duly elected as a Director on or prior to May 6, 2002.
     2.11 “Early Retirement Benefit” means the benefit calculated under Section 5.4 of this Plan.
     2.12 “Eligible Director” means a Director with at least five (5) years of Service, who is not an Employee, and does not qualify to receive a retirement benefit under any pension plan of the Company or its subsidiaries. However, a Director who qualifies to receive a retirement benefit under any pension plan of the Company or its subsidiaries will nonetheless be considered a Director entitled to the Special Retirement Benefit described in Article 5.3 hereof.
     2.13 “Employee” means a person employed by the Company or its subsidiaries in any capacity other than as a Director.
     2.14 “Normal Retirement” means retirement from the Board of Directors at or after age 70.
     2.15 “Normal Retirement Benefit” means the benefit calculated under Section 5.1 of this Plan.
     2.16 “Plan” means this Retirement Plan for Directors.
     2.17 “Retirement Benefit” means a Director’s Normal Retirement Benefit, Early Retirement Benefit or Special Retirement Benefit.
     2.18 “Separation from Service” shall mean termination of Service as a Director; provided that the individual is not or does not as a result thereof become an Employee or maintain an independent contractor relationship with the Company. All determinations of whether an individual has had a Separation from Service shall be made applying the definition contained in Treas. Reg. §1.409A-1(h).
     2.19 “Service” means service as a non-Employee Director.
     2.20 “Special Retirement Benefit” means the benefit calculated under Section 5.3 of this Plan.
ARTICLE III.
EFFECTIVE DATE
     3.1 This Plan was originally adopted by the Board of Directors effective April 1, 1984, and has been amended on December 9, 1986, March 12, 1990, December 8, 1999 and December 3, 2002. The provisions of the Plan as set forth in this document are effective as of January 1, 2005 and apply to Directors who were members of the Board of Directors on January 1, 2005. Directors who had a Separation from Service prior to January 1, 2005 shall have their Retirement Benefit calculated and paid in accordance with the provisions of the Plan as in effect on the date of their Separation from Service.
ARTICLE IV.
ELIGIBILITY
     4.1 Each Eligible Director shall participate in the Plan.
ARTICLE V.
RETIREMENT BENEFITS
     5.1 Normal Retirement Benefit. An Eligible Director’s annual Normal Retirement Benefit under this Plan shall be calculated as follows:
          (a) With respect to an Eligible Director with less than ten years of Service, the annual Normal Retirement Benefit shall be the sum of (i) fifty percent (50%) of the Eligible Director’s Base Retainer in respect to the first five full years of Service plus (ii) if applicable, ten percent (10%) of the Eligible Director’s Base Retainer for each full year of Service beyond five years up to a maximum of nine years.
          (b) With respect to an Eligible Director with ten or more years of Service, the annual Normal Retirement Benefit shall be the sum of (i) one hundred and ten percent (110%) of the Eligible Director’s Base Retainer plus, (ii) if applicable, the Chairman Retainer.
     5.2 In no event shall the benefit calculated under Article 5.1 exceed one hundred percent (100%) of the Base Retainer (in the case of an Eligible Director with less than ten years of Service) or the sum of (x) one hundred ten percent (110%) of the Base Retainer and the Chairman Retainer (in the case of an Eligible Director with ten or more years of Service), as applicable.
     5.3 Special Retirement Benefit. A Director who is not an Eligible Director is not otherwise entitled to the benefit provided under Section 5.1 (as limited by Section 5.2).

     Notwithstanding the foregoing, a Director who has at least five (5) years of Service as a Director subsequent to his retirement as an Employee, and who has a Separation from Service at or after age 70, is eligible to receive a special annual retirement benefit hereunder equal to 25% of his Base Retainer payable as provided in Sections 6.1 and 5.4.
     5.4 Early Retirement Benefit. A Director may elect to have his Retirement Benefit commence at age 70. In that case the Director shall receive a benefit computed in accordance with Section 5.1, except that such Early Retirement Benefit shall commence at age 70 regardless of whether or not the Director has had a Separation from Service. A Director may elect to receive an Early Retirement Benefit only if such election is made by December 31, 2007. An Eligible Director who is age 70 or older on or before December 31, 2007 and who makes such an election, shall have his Early Retirement Benefit commence no earlier than January 15, 2008.
ARTICLE VI.
PAYMENT OF RETIREMENT BENEFITS
     6.1 Payment of Benefits. Unless otherwise provided in Sections 6.2 or 12.1, all Retirement Benefits hereunder shall be payable in monthly installments (on the fifteenth day of the month) equal to one-twelfth (l/12th) of the annual amounts determined under this Plan. A Director’s Retirement Benefit, if any, shall be payable for the life of the Director, commencing on the fifteenth day of the month coinciding with or next following the later to occur of (i) such Director’s 70th birthday and (ii) the Director’s Separation from Service; provided, however, that, a Director may elect to receive an Early Retirement Benefit in accordance with Section 5.4, in which case his Retirement Benefit shall commence on the fifteenth day of the month following the Director’s 70th birthday (unless otherwise provided in Section 5.4). The Director’s last payment of Retirement Benefits hereunder shall be made on the fifteenth day of the month in which he dies.
     6.2 Payments Rounded to Next Higher Full Dollar. Each monthly payment that is computed in accordance with this Plan will, if not in whole dollars, be increased to the next whole dollar.
     6.3 Permissible Acceleration. Notwithstanding Article VI, a Director’s Retirement Benefit may be paid with the approval of the Board of Directors upon the following events:
          (a) As necessary to comply with a domestic relations order (as defined in Code Section 414(p)(1)(B));
          (b) If the Internal Revenue Service, makes a determination that a Director is required to include in gross income the value of his Retirement Benefit, as soon as practicable following such determination, the Company shall pay to the Director, the amount required to be included in the Director’s gross income.
          (c) If a Director’s Retirement Benefit, or any remaining installments thereof is less than an amount applicable under Code Section 402(g) for the year in question, then the balance of such Retirement Benefit may be distributed in a lump sum.

          (d) Upon the termination and liquidation of the Plan, the Retirement Benefit shall be distributed in a lump sum twelve months following such termination and liquidation; provided that such termination or liquidation is not in connection with a downturn in the financial health of the Company and shall conform to the requirements of Treas. Reg. §1.409A-3(j)(4)(ix).
     6.4 Section 409A Delay. Notwithstanding Sections 6.1 or 12.1 to the contrary, if a Director is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of payment of the Director’s Retirement Benefit is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Director’s Retirement Benefit shall not be payable to the Director prior to the earlier of (a) the expiration of the six-month period measured from the date of the Director’s Separation from Service or (b) death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to this Section 6.4 shall be paid in a lump sum to the Director, plus interest thereon from the date of the Executive’s Separation from Service through the payment date at a rate equal to the prime rate of interest as reported in the Wall Street Journal from time to time. Any remaining payments shall be paid as otherwise provided under Sections 6.1 or 12.1.
ARTICLE VII.
DEATH BENEFIT
     7.1 Death Benefit. Notwithstanding anything herein to the contrary, in the event an Eligible Director dies prior to his Separation from Service, no death benefit shall be paid hereunder. If an Eligible Director dies while receiving Retirement Benefits pursuant to Article VI, no death benefit shall be paid hereunder.
ARTICLE VIII.
FUNDING
     8.1 The Company may enter into a trust agreement creating an irrevocable grantor trust for the holding of cash, annuity contracts and/or any other form of assets as shall be determined by the Board of Directors, for retirement benefits accrued by the Eligible Directors (whether current or former) under the Plan. Any assets of such trust shall be subject to the claims of creditors of the Company to the extent set forth in the trust and Eligible Directors’ (whether current or former) interests in benefits under this Plan shall only be those of unsecured creditors of the Company. In the event that the Board of Directors determines, in its discretion, that a Change of Control is likely to occur, then the Company shall transfer to the trustee of the foregoing trust the maximum amount of assets estimated to be necessary to satisfy the Company’s obligations hereunder, as in effect immediately prior to the Change of Control; provided, further, that in no event shall the amount transferred to the trustee of the foregoing trust be less than the amount of the accrued benefit determined under the factors set forth on Exhibit A attached hereto. Notwithstanding the foregoing, the Company is not required to fund any trust for the benefit of the Eligible Directors if such funding would result in taxation to the Eligible Directors under Section 409A of the Code.

ARTICLE IX.
PLAN ADMINISTRATION
     9.1 The general administration of this Plan and the responsibility for carrying out the provisions hereof shall be vested in the Compensation Committee. The Compensation Committee may adopt, subject to the approval of the Board of Directors, such rules and regulations as it may deem necessary for the proper administration of this Plan, and its decision in all matters shall be final, conclusive, and binding.
     9.2 To the extent applicable, this Plan shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. If the Compensation Committee determines that any benefits payable under this Plan do not comply with Code Section 409A and related Department of Treasury guidance, the Board of Directors may amend this Plan or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take such other actions as the Board of Directors deems necessary or appropriate to comply with the requirements of Code Section 409A and related Department of Treasury guidance; provided that no such amendment shall be effective without the Director’s consent unless it preserves the Director’s economic benefit prior to such amendment.
ARTICLE X.
AMENDMENT AND TERMINATION
     10.1 The Board of Directors reserves in its sole and exclusive discretion the right at any time and from time to time to amend this Plan in any respect or terminate this Plan without restriction and without the consent of any Eligible Director, provided, however, that no amendment or termination of this Plan shall impair the right of any Eligible Director to receive benefits earned and accrued hereunder prior to such amendment or termination.
     10.2 Notwithstanding any other provisions of the Plan to the contrary following a Change of Control:
          (a) the accrued benefit hereunder of any Eligible Director as of the date of a Change of Control may not be reduced;
          (b) any Service accrued by an Eligible Director as of the date of a Change of Control cannot be reduced;
          (c) no amendment or action of the Compensation Committee which affects any Eligible Director is valid and enforceable without the prior written consent of such Eligible Director; and
          (d) no termination of the Plan shall have the effect of reducing any benefits accrued under the Plan prior to such termination.

ARTICLE XI.
MISCELLANEOUS PROVISIONS
     11.1 No Guaranty of Service. This Plan does not in any way obligate the Company to continue to retain a Director on the Board of Directors, nor does this Plan limit the right of the Company to terminate a Director’s service on the Board of Directors.
     11.2 Non-Alienation of Benefits. No retirement benefit payable hereunder may be assigned, pledged, mortgaged or hypothecated and to the extent permitted by law, no such retirement benefit shall be subject to legal process or attachment for the payment of any claims against any person entitled to receive the same.
     11.3 Payment to Incompetents. If an Eligible Director entitled to receive any retirement benefit payments hereunder is deemed by the Compensation Committee or is adjudged by a court of competent jurisdiction to be legally incapable of giving valid receipt and discharge for such retirement benefit, such payments shall be paid to such person or persons as the Compensation Committee shall designate or to the duly appointed guardian of such Eligible Director. Such payments shall, to the extent made, be deemed a complete discharge for such payments under this Plan.
     11.4 Loss of Benefits. At the sole discretion of the Compensation Committee, and after written notice to the Eligible Director, rights to receive any retirement benefit under this Plan may be forfeited, suspended, reduced or terminated in cases of gross misconduct by the Eligible Director, or of any conduct, activity or competitive occupation which is reasonably deemed to be prejudicial to the interests of the Company or a subsidiary of the Company, including but not limited to the utilization or disclosure of confidential information for gain or otherwise.
     11.5 Noncompetition. An Eligible Director shall forfeit any and all retirement benefits pursuant to this Plan if said Eligible Director violates the notice provision of the next paragraph hereof or anywhere in the United States or outside of the United States, directly or indirectly, owns, manages, operates, joins or controls, or participates in the ownership, management, operation or control of, or becomes a director or an employee of, or a consultant to, any person, firm, or corporation which competes with the Company; provided, however, that the provisions of this Article 11.5 shall not apply to investments by the Eligible Director in shares of stock traded on a national securities exchange or on the national over-the-counter market which shall have an aggregate market value, at the time of acquisition, of less than two (2%) percent of the outstanding shares of such stock.
     An Eligible Director shall be obligated to give the Company at least sixty (60) days’ prior written notice, registered or certified mail, postage prepaid, addressed to the Secretary, Hubbell Incorporated, 584 Derby Milford Road, Orange, Connecticut, 06477, of his intention, directly or indirectly, to own, manage, operate, join or control, or participate in the ownership, management, operation or control of, or become a director or an employee of, or a consultant to, any person, firm, or corporation, following which, within a period of sixty (60) days from its receipt of such notice, the Company will mail to the Eligible Director by registered or certified mail, postage prepaid, a statement of its opinion as to whether said intention of the Eligible Director violates this Article 11.5.

     11.6 Withholding. Payments made by the Company under this Plan to any Eligible Director shall be subject to withholding as shall, at the time for such payment, be required under any income tax or other laws, whether of the United States or any other jurisdiction.
     11.7 Expenses. All expenses and costs in connection with the operation of this Plan shall be borne by the Company.
     11.8 Governing Law. The provisions of this Plan will be construed according to the laws of the State of Connecticut, excluding the provisions of any such laws that would require the application of the laws of another jurisdiction.
     11.9 Gender and Number. The masculine pronoun wherever used herein shall include the feminine gender and the feminine the masculine and the singular number as used herein shall include the plural and the plural the singular unless the context clearly indicates a different meaning.
     11.10 Titles and Headings. The titles to articles and headings of sections of this Plan are for convenience of reference only and in case of any conflict, the text of the Plan, rather than such titles and headings, shall control.
ARTICLE XII.
CHANGE OF CONTROL
     12.1 Notwithstanding anything contained in the Plan to the contrary, upon the occurrence of a Change of Control all Retirement Benefits hereunder shall become payable in a lump sum on the 30th day following a Change of Control. Such lump sum payment shall be calculated using the actuarial assumptions set forth on Exhibit A attached hereto.
     12.2 Notwithstanding Section 9.1, in the event of a Change of Control, the Plan shall be administered by the Compensation Committee, which shall have the full authority to interpret the Plan, to establish rules and regulations relating to the Plan, and to make all other determinations and take all other actions necessary or appropriate for the proper administration of the Plan. No member of the Compensation Committee, other than a Continuing Director, shall be eligible to participate in the Plan.
     12.3 Following a Change of Control all references to “Compensation Committee” in Section 11.3 are deleted and in lieu thereof is inserted the phrase “trustee under the trust, created pursuant to Section 8.1.”

EXHIBIT A
ASSUMPTIONS
     The assumptions to be used are those specified under Section 417(e) of the Internal Revenue Code of 1986, as amended, which assumptions are the minimum lump sum factors permitted to be used for calculating pension benefits under the Company’s qualified defined benefit plans.

Benefit:	Lump sum payment of unreduced benefit deferred to age 55.

Mortality Rates:	The Applicable mortality table under Section 417(e) that is currently used by the Hubbell Incorporated Retirement Plan for Salaried Employees.

Interest Rate:	10-year treasury rate on the first day of the fourth quarter of the calendar year immediately prior to the date on which the Participant retires or otherwise separates from Service.